LEASE AGREEMENT
                             between
                   MURPHY REALTY COMPANY, INC.
                            (Landlord)
                               and
                     COMMUNITY NATIONAL BANK
                             (Tenant)

                          April 27, 1995


                         LEASE AGREEMENT

                     (SHOPPING CENTER SPACE)

                           SUMMARY PAGE


1.  LANDLORD: Murphy Realty Company, Inc.

2.  TENANT:   Community National Bank

3.  BUILDING: Shopping Center, Route 5, St. Johnsbury, Vermont

4.  PREMISES: 2,394 Square Feet of Interior Space, and Exterior Drive-Up Window

5.  TERM:     Ten (10) Years from the Commencement Date, with Two
              Renewal options of Five (5) Years Each

6.  COMMENCEMENT DATE:    The latest of (i) June 20, 1995, (ii) substantial
                          completion of premises, (iii) the date Price
                          Chopper opens for business, or (iv) fifteen (15) days following Tenant's receipt of regulatory approval from the Comptroller of the Currency

7.  MONTHLY BASE RENT:  $4,009.17*

8.  ANNUAL BASE RENT:  $48,110.00*

9.  TENANT'S GROSS INTERIOR RENTABLE FLOOR AREA:        2,394 Square Feet

10. GROSS RENTABLE INTERIOR FLOOR AREA OF BUILDING:    47,054 Square Feet

11. TENANT'S PERCENTAGE SHARE OF BUILDING:   5%

[FN]
<F*> Tenant shall also pay as additional rent its percentage share of property taxes assessed and levied against the real estate, as described in ARTICLE II of this Lease.


                              INDEX
                                                                    PAGE

ARTICLE I. PREMISES                                                       1

1.01   Demised Premises                                                   1
1.02   Parking Lot                                                        1
1.03   Common Areas; Limitations                                          2
1.04   Removal of Movable Trade Fixtures                                  2
1.05   Shared Wall with Price Chopper                                     2

ARTICLE II. TERM AND RENT                                                 3

2.01   Original Term                                                      3
2.02   Annual Rent                                                        3
2.03   Real Estate Taxes                                                  3
2.04   Personal Property Taxes                                            4
2.05   Renewal Options and Rent                                           4
2.06   Voluntary Early Termination                                        5
2.07   Regulatory Approval                                                5
2.08   Abandonment of Lease Transaction                                   6
2.09   Effect of Termination or Abandonment                               6

ARTICLE III. CONSTRUCTION AND POSSESSION OF PREMISES                      6

3.01   Shopping Center Construction; Tenant's Work                        6
3.02   Substantial Completion                                             7
3.03   Permits, Approvals, Etc.                                           7
3.04   Compliance with Lease                                              7

ARTICLE IV. USE OF PREMISES                                               7

4.01   Use of Premises                                                    7
4.02   Negative Covenants                                                 8

ARTICLE V.   LANLORD'S COVENANTS                                         8

5.01   Landlord's Obligation to Repair                                    8
5.02   Maintenance and Repair of Common Areas                             9

ARTICLE VI. TENANT'S COVENANTS                                            9

6.01   Utilities                                                          9
6.02   Tenant's Obligation to Repair                                      9
6.03   Signs                                                             10
6.04   Substantial Repairs or Renovations;
         Landlord Consent                                                11
6.05   Tenant's Property Insurance                                       11
6.06   Rules and Regulations                                             11
6.07   Security and Fire Prevention Devices                              11

                                                                       PAGE
ARTICLE VII. INDEMNITY AND INSURANCE                                     11

7.01   Tenant's Indemnification                                          12
7.02   Tenant's Liability Insurance                                      12
7.03   Landlord's Indemnification                                        12
7.04   Landlord's Insurance                                              13

ARTICLE VIII. ACCESS TO PREMISES                                         13

ARTICLE IX. FIRE, FLOOD AND OTHER CASUALTY                               13

9.01   Damage or Destruction                                             13
9.02   Substantial Destruction                                           14

ARTICLE X. EMINENT DOMAIN                                                14

10.01  Entire Premises                                                   14
10.02  Portion of Premises                                               14
10.03  Rights of Parties Inter Se                                        15

ARTICLE XI. TENANT'S DEFAULT                                             15

11.01  Events of Default; Remedies                                       15
11.02  Payment of Remaining Rent                                         16

ARTICLE XII. SUBORDINATION TO MORTGAGES, ETC                             16

12.01  Subordination                                                     16
12.02  Non-Disturbance                                                   17
12.03  Certificates                                                      17

ARTICLE XIII. ASSIGNMENT                                                 17

13.01  Assignment, etc. Prohibited                                       17
13.02  Tenant to Remain Liable                                           17

ARTICLE XIV. HOLDING OVER                                                18

ARTICLE XV. WAIVERS AND CONSENTS                                         18

15.01  Waivers and Consents                                              18
15.02  Remedies                                                          18

ARTICLE XVI.    QUIET ENJOYMENT                                          19

ARTICLE XVII. FAILURE OF PERFORMANCE                                     19

17.01  Tenant's Failure                                                  19
17.02  Landlord's Failure                                                20
17.03  Payment of Certain Expenses                                       20

                                                                       PAGE

ARTICLE XVIII. HAZARDOUS SUBSTANCES                                      20

18.01  Definitions                                                       20
18.02  Restrictions                                                      20
18.03  Discharge                                                         21
18.04  Copies of Notices                                                 21
18.05  Site Assessments                                                  21
18.06  Similar Covenants                                                 22
18.07  Bulk Storage Tanks                                                22
18.08  Indemnification by Tenant                                         22
18.09  Indemnification by Landlord                                       22

ARTICLE XIX. MISCELLANEOUS                                               23

19.01  Binding Effect                                                    23
19.02  Severability                                                      23
19.03  Entire Agreement; Modification                                    23
19.04  Delays                                                            23
19.05  Notices                                                           23
19.06  Section Headings                                                  24
19.07  Waiver of Subrogation                                             24
19.08  Costs                                                             24
19.09  Brokers                                                           24
19.10  Short Form Lease                                                  24

         LEASE dated as of April 27, 1995, between Murphy Realty Company, Inc., a Vermont corporation with offices at 20 Hastings Street, St. Johnsbury, Vermont, as landlord (hereinafter called "Landlord"), and Community National Bank, a national banking association with principal offices at Route 5, Derby, Vermont, as tenant (hereinafter called "Tenant").

                       ARTICLE I. PREMISES

         1.01 Demised Premises. In consideration of the rents, agreements and conditions herein reserved and contained on the part of Tenant to be paid, performed and observed, Landlord does hereby demise and lease to Tenant, or the term hereinafter set forth, the premises hereinafter described (the "demised premises") within the shopping center hereinafter described ("the Shopping Center") on the westerly side of U.S. Route #5 in St. Johnsbury, Caledonia County, Vermont, together with an area adjacent to the building for a drive-up banking window (the "Drive-Up Window") and an area for loading and unloading adjacent to each service door of the demised premises. The Shopping Center consists of the "Land (and all improvements that may from time to time be erected thereon) represented by the area outlined by a bold line upon a certain plan ("the lease plan") attached to this Lease and marked Exhibit A, which land is also described in Exhibit A-1 attached hereto. The demised premises consist of (i) that portion of a one-story shopping center building designated as "Community National Bank" on Exhibit A-2, and containing approximately two thousand three hundred ninety-four (2,394) square feet of ground floor area having a frontage and width of 90 feet and a depth of 25 feet plus an entrance vestibule of approximately 12 feet by 12 feet, (ii) an area adjacent to the north exterior wall of the demised premises, approximately 12 feet by 20 feet, for a Drive-Up Window, and (iii) the land thereunder.

         1.02 Parking Lot. Landlord agrees that throughout the term of this Lease, there shall be parking spaces for automobiles in the common areas of the Shopping Center for use by Tenant, its employees, agents and invitees in common with the tenant of the Food Store premises in the Shopping Center and its employees, agents and invitees. Landlord agrees that except for causes beyond the reasonable control of Landlord, there will be reasonable and adequate access from U.S. Route 5 to the parking lot, the Drive-up Window and all exterior doors of the demised premises. Tenant shall, by agreement with the tenant of the adjoining premises in the Shopping Center, the Price Chopper Operating Co. ("Price Chopper") , obtain Price Chopper's acknowledgement of Tenant's right to use the Shopping Center parking lot in common with Price Chopper. Landlord agrees that, if for any reason the Landlord's lease with Price Chopper is terminated, at Tenant's request Landlord will provide Tenant with written assurances of Tenant's continued right to use the parking lot and Landlord shall make appropriate provisions in any lease with a subsequent tenant of all or a portion of the Price Chopper premises acknowledging Tenant's rights to use the parking lot in common with such subsequent tenant.

         1.03 Common Areas; Limitations. Tenant, its agents, employees and invitees shall have the right to use, in common with all other tenants of the Shopping Center and their respective agents, employees and invitees, all parking areas, driveways and footways of the Shopping Center, except only that (a) the area consisting of the Drive-Up Window and the area of the parking lot designated on Exhibit A for ingress and egress to and from the Drive-Up Window and shall be available for the exclusive use of Tenant, its employees, agents and business invitees, (b) the walkway area adjacent to Tenant's premises may not be used by Landlord for the storage or display of merchandise for sale or other property, and (c) adjacent to each service door of any leased premises a reasonable area may be reserved for the exclusive use of said premises for loading and unloading.

         1.04 Removal of Movable Trade Fixtures. Whether or not affixed to the demised premises, signs and other movable trade fixtures installed by Tenant at Tenant's own expense, and all items of Tenant's personal property, shall not be deemed part of the demised premises and may be removed by Tenant at any time or times during the term of this Lease or upon the termination of this Lease; provided that Tenant shall not then be in default in the performance or observance of any material term of this Lease and provided further that all damage arising from such removal shall be promptly repaired by Tenant. Movable trade fixtures shall include, without limitation, trade fixtures and other installations not affixed to the realty and trade fixtures and other installations affixed by nails, screws or similar means, and shall include any vault(s), safes, night depositories, computer equipment, drive-up window components, teller cages, automated teller machines, security systems, telephones and related equipment.

         1.05 Shared Wall with Price Chopper. (a) Tenant has agreed with Price Chopper that a door shall be constructed in the common wall separating Tenant's and Price Chopper's space to permit interior access by the public between the Supermarket and the bank premises. Landlord consents to such provisions for interior access, and agrees that, if Landlord's lease with Price Chopper is terminated for any reason, any lease with a subsequent tenant of all or a portion of the Supermarket premises will contain a provision granting Tenant the right, at its own election and expense, to retain such interior access, or to terminate such access and return the wall to a standard wall.

         (b) In the event this Lease is terminated by Tenant or by Landlord for any reason in accordance with the terms of this Lease, or Tenant fails to exercise any renewal option as set forth and in the manner provided in Section 2.05, Tenant will, upon Landlord's request and at Tenant's own cost and expense, restore the common wall separating the bank premises from the adjoining premises to a standard wall.

                    ARTICLE II.  TERM AND RENT

         2.01 Original Term. The original term of this Lease shall be for a period of ten (10) years commencing upon the latest to occur of (a) June 20, 1995; (b) the date of substantial completion of Tenant's Work, as defined in
Section 3.01; (c) the date the Price Chopper Supermarket opens to the public for business in the Shopping Center; and (d) a date that is fifteen (15) calendar days following the receipt by Tenant of the regulatory approval referred to in
Section 2.07 (or such earlier date following receipt of such approval as Landlord and Tenant may agree upon) . In the event that the commencement date falls on a day other than the first day of a month, the term of this Lease shall be extended by the number of days between the commencement date and the last day of the month in which the commencement date falls, so that the term of the Lease shall expire on the last day of a month and the rent for such partial month shall be prorated, based on the annual rate specified in Section 2.02.

         2.02 Annual Rent. Tenant agrees to pay Landlord rent at the rate of Forty-Eight Thousand One Hundred Ten Dollars ($48,110.00) per year during the original term hereof and during the renewal term(s), if any, referred to in
Section 2.05. All such rent shall be payable in equal monthly installments of one-twelfth thereof, in advance, on the first day of each calendar month during the original term. Checks for rent payments shall be made payable to Murphy Realty Company, Inc. and sent to 20 Hastings Street, St. Johnsbury, VT 05819 via first class mail or hand delivery.

         2.03 Real Estate Taxes. (a) Landlord and Tenant shall use their best reasonable efforts to have the Town of St. Johnsbury separately assess the demised premises for local real estate tax purposes. If successful, Tenant shall pay as additional rent the real estate taxes assessed on the demised premises for each tax year. In the event Landlord and Tenant are not successful in obtaining the assessment of the demised premises separately, Tenant shall pay to Landlord, as additional rent its prorated portion of the real estate taxes upon the demised premises for each tax year (or portion of a tax year) during the term of this Lease. Computation of any prorated real estate taxes for any partial year shall be on a per diem basis. If there shall be more than one taxing authority, the real estate taxes for any period shall be the sum of the real estate taxes for said period attributable to each taxing authority. Real estate taxes upon the demised premises shall be equal to the product of the real estate taxes upon the land and buildings of the Shopping Center multiplied by Tenant's Fraction (as hereinafter defined). Tenant's Fraction shall be a fraction the numerator of which is the number of square feet of ground floor area in the demised premises (2,394 square feet) and the denominator of which is the number of square feet of ground floor area in the entire shopping center building (including the demised premises) (approximately 47,054 square feet), as shown on the attached Exhibit A. Whether or not the demised premises are separately assessed, the Tenant's share of the real estate taxes assessed against the common area and the land comprising the Shopping Center shall be equal to the product of the real estate taxes assessed upon the common area and the land comprising the Shopping Center multiplied by the Tenant's fraction. Landlord shall give to Tenant a copy of each tax bill received by Landlord for the Shopping Center, together with a computation showing Tenant's share thereof as above provided. Tenant shall pay to Landlord Tenant's portion of the real estate taxes upon the demised premises not separately assessed to Tenant no later than seven (7) days prior to the due date(s) therefor for any tax year. Tenant shall pay promptly to the appropriate taxing authority on or before the due date therefor all property taxes separately assessed to Tenant against the demised premises, provided, however, that Tenant reserves its right to protest or appeal any such assessment or tax appraisal in accordance with applicable provisions of law.

         (b) In the event of any abatements, refunds or rebates of the real estate taxes upon the Shopping Center, an appropriate adjustment shall be made between Landlord and Tenant to take into account Tenant's prorata share of such abatements, refunds or rebates, less all reasonable costs of securing the same. Furthermore, an equitable adjustment shall be made in the event of any change in the method or system of taxation from that which is now applicable, including without limitation, any change in the taxing authorities or in the dates and periods for which such taxes are levied.

         2.04 Personal Property Taxes. Tenant shall pay all taxes upon its personal property in or upon the demised premises and shall not be liable for any portion of such taxes on personal property of Landlord or any other tenant.

         2.05 Renewal Options and Rent. (a) Tenant shall have the option of extending the term of this Lease for two (2) consecutive terms of five (5) years each, upon all of the terms and conditions of this Lease, including the provisions of Section 2.02 relating to the amount of rent. Tenant may exercise its renewal option by furnishing written notice to the Landlord at least two hundred seventy (270) days before the expiration of the original term, or renewal term, as the case may be.

         (b) Tenant may exercise a renewal option under this Lease only if Tenant is not then in default in the performance or observance of any material term or condition of this Lease. Following the exercise of a renewal option by Tenant, all references in this Lease to the term hereof, or expressions of similar import, shall be deemed to refer to the term as so extended.

         2.06 Voluntary Early Termination. (a) In addition to any other termination rights Tenant may have under this Lease, so long as Tenant is not then in default under any material provision of this Lease, Tenant shall have the right to terminate this Lease and quit the demised premises for any reason prior to expiration of the original term (or any renewal term, as the case may be) upon at least sixty days prior written notice to Landlord. In the event of any such termination Tenant (i) shall continue to pay to Landlord, when due, rent and Tenant's share of real estate taxes and common area maintenance expenses, in the same manner provided for in Sections 2.02, 2.03 and 5.02, subject, however, to the Landlord's obligation to mitigate damages to the same extent described in Section 11.02; and (ii) may remove its trade fixtures and other property from the demised premises as contemplated in Section 1. 04;

         (b) Notwithstanding anything herein to the contrary, if during the term of this Lease (or any renewal term) (A) the Price Chopper Supermarket shall
(1) cease to conduct a grocery store business at the Food Store premises in the Shopping Center or (2) suspend the conduct of such business for a period of one year, whether or not it intends to resume such business operations in the future, and (B) Landlord shall have failed, on or before the first anniversary of the cessation or suspension of the Price Chopper's business in the Shopping center, to re-let at least 20,000 square feet of interior floor area to one or more suitable retail seller(s) of goods (as defined) having a reasonably high daily volume of customer traffic and which seller(s) are open for business, at a minimum, during ordinary business days and hours, then Tenant shall have the right, at Tenant's own election to terminate this Lease, without penalty, upon at least ninety (90) days prior written notice to Landlord. A subsequent tenant will be deemed a "suitable retail seller of goods" within the meaning of this section if such tenant proposes to engage in a retail operation (other than a banking business) of a type consistent with the businesses generally conducted at shopping centers of comparable size in Northern New England.

         2.07 Regulatory Approval. The parties acknowledge that under national banking laws Tenant requires the prior approval of the Comptroller of the currency in order to establish and operate a branch office at the demised premises. Tenant undertakes to use its best efforts to obtain such approval as expeditiously as reasonably possible; provided, however that this covenant shall not be construed to require Tenant to agree to any conditions or limitations to such regulatory approval that it reasonably believes would be unduly burdensome to it.

         2.08 Abandonment of Lease Transaction. In the event the Tenant's application to the Comptroller of the Currency for approval of its branch office in the Shopping Center is denied, or such approval has not been received, on or before July 31, 1995, Tenant may elect to abandon this lease transaction, upon thirty (30) days prior written notice to Landlord. If Tenant abandons this lease transaction pursuant to the preceding sentence, Landlord may elect to purchase from Tenant, at Tenant's actual cost, all site work and building construction completed by Tenant up to the date of such abandonment. If Landlord does not elect to purchase, Tenant shall restore the premises to the same condition in which they were in before commencement of any of Tenant's Work (as defined in Section 3.01).

         2.09 Effect of Termination or Abandonment. In the event of any termination of this Lease pursuant to the provisions hereof, or abandonment of this lease transaction pursuant to Section 2.08, Tenant shall comply with Sections 1.04 and (if applicable) Sections 1.05, 2.02, 2.03, 2.06, 2.08 and 5.02, but shall otherwise have no further liability or obligation, or rights, under this Lease, except with respect to any obligation that Landlord may owe to it to mitigate damages suffered by reason of such termination.

             ARTICLE III.   CONSTRUCTION AND POSSESSION OF PREMISES

         3.01 Shopping Center Construction; Tenant's Work. (a) The parties acknowledge that as of the date of execution of this Lease Agreement the Shopping Center is still under construction. Tenant agrees to construct the demised premises, at its own cost and expense (except for Tenant's Allowance), substantially in accordance with the plans and specifications set forth as Exhibit B attached to and made a part of this Lease. Such work to be performed by Tenant is referred to herein as "Tenant's Work." The parties acknowledge that as of the date hereof, the plans and specifications for Tenant's Work are not
yet complete.   Accordingly, Tenant agrees to deliver to landlord promptly upon completion of Tenant's Work, as-built plans for Tenant's Work, and upon such delivery, Exhibit B to this Lease shall be deemed to be automatically amended to include such plans, without requirement of a further writing by the parties. It is understood and agreed that Tenant shall not, without Landlord's prior written consent, make any changes from the provisions of Exhibit B other than insubstantial changes and changes which may be reasonably necessary for reasons of health, safety, or legal or building code compliance. Substantial changes from the provisions of Exhibit B shall require the approval of Landlord, but Landlord agrees that it will not unreasonably withhold its approval thereof. Tenant agrees that all of Tenant's Work will be performed in a sound and workmanlike manner. Tenant agrees to use its best efforts to complete Tenant's Work on or before June 20, 1995. Landlord shall pay to tenant upon Substantial Completion of Tenant's Work a sum equal to $60.00 per square foot of the total rentable area of the demised premises (2,394 square feet) as its share of the construction cost ("Tenant's Allowance").

         (b) Tenant agrees that it will construct the demised premises with a roof covering having a warranty and expected useful life of at least 20 years and will assign such warranty to Landlord upon commencement of the Lease term.

         (c) In addition, Tenant shall, at its own cost and expense, outfit the demised premises for its own use as a bank branch, including finish work on interior spaces, installation of a heating and cooling system, a security system, safes, vaults, night depositories and one or more automated teller machines (ATMS), teller cages and a Drive-Up Window.

         3.02 Substantial Completion. Subject to the provisions of Section 2.07, Tenant shall open for business as soon as is possible after substantial completion of Tenant's Work. Tenant's Work shall be deemed substantially complete upon completion of the work called for in Tenant's contract with its contractor, other than punch list items having a contract value of $10,000 or less. Substantial completion shall be evidenced by a Certificate of Substantial Completion from Tenant's architect.

         3.03 Permits, Approvals, Etc. Tenant shall be responsible for obtaining, at its own cost and expense, all such permits, consents and approvals as may be required under applicable local, state and federal laws for the performance of Tenant's Work pursuant to this Article III. Landlord shall cooperate with Tenant in obtaining such permits, consents or approvals.

         3.04 Compliance with Lease. During the period commencing upon the first entry by Tenant or its agents for the purpose of performing Tenant's Work and ending upon the commencement date of the term of this Lease, Tenant shall comply with all of the provisions of this Lease as if said period were part of the term of this Lease, except that no rent (including property taxes) shall be payable to Landlord for said period.

                   ARTICLE IV.  USE OF PREMISES

         4.01 Use of Premises. Tenant agrees that during the term of this Lease the demised premises will be used and occupied for the following purposes and for no other purposes, without the written consent of Landlord: a commercial banking business (and related support functions) and the provision of such financial products and services as may now or hereafter be permitted to be sold or performed, as the case may be, by a state or national bank, by a bank holding company (within the meaning of the federal Bank Holding Company Act of 1956, as amended), or by an affiliate thereof.

         4.02 Negative Covenants. Landlord and Tenant agree that during the term of this Lease: no nuisance will be permitted on or about the demised premises; nothing shall be done upon or about the demised premises which shall be unlawful, improper, noisy or offensive, or contrary to any law, ordinance, regulation or requirement of any public authority or insurance inspection or rating bureau or similar organization having jurisdiction, or which may be injurious to or adversely affect the quality or tone of the demised premises or the Shopping Center; the demised premises will not be overloaded, damaged or defaced; Tenant will not drill or make any holes in the stone or brickwork (except as contemplated as part of Tenant's Work); Tenant will not permit the emission of any objectionable noise or odor from the demised premises; Tenant will procure all licenses and permits which may be required for any use made of the demised premises; Tenant will cooperate with Landlord and with other tenants of the Shopping Center in promotional and advertising campaigns and in the use of Shopping Center trade names and advertising slogans; provided that all such advertising shall comply with all laws, rules and regulations applicable to national banks and to banks insured by the Federal Deposit Insurance Corporation. Tenant will not do, or suffer to be done, or keep, or suffer to be kept, or omit to do anything in, upon or about the demised premises which may prevent the obtaining of any insurance on the demised premises or any other premises of the Shopping Center or on any property therein, including, but without limitation, fire, extended coverage and public liability insurance, or which may make void or voidable any such insurance, or which may create any extra premiums for, or increase the rate of, any such insurance.

                ARTICLE V. LANLORD'S COVENANTS

         5.01 Landlord's Obligation to Repair. Landlord shall, during the entire term hereof, keep the building in a structurally sound and weathertight condition and maintain in good order and repair the exterior walls, roof, structural beams and columns and other structural elements of the demised premises. Landlord agrees that it will procure all necessary permits, licenses, consents and approvals before making any repairs during the Lease term. Tenant agrees that it will cooperate with Landlord in obtaining such permits, licenses, consents and approvals. Landlord agrees that all repairs done by it will be done in a workmanlike manner, that the same will be done in conformity with all laws, ordinances and regulations of all public authorities and all insurance inspection or rating bureaus having jurisdiction and that Landlord will repair any and all damage caused to the demised premises by or resulting from any of Landlord's repairs. Landlord agrees to pay promptly when due all charges for labor and materials in connection with any work done by Landlord upon the demised premises, so that the demised premises will at all times be free of liens. Landlord agrees to save Tenant harmless from, and indemnify Tenant against, any and all claims for injury, loss or damage to person or property caused by or resulting from the doing of any such work.

         5.02 Maintenance and Repair of Common Areas. (a) Landlord shall, during the entire term hereof, keep in good condition and repair all common areas of the Shopping Center and the lighting system and drainage system serving such common areas; keep the parking areas and driveways suitably paved and in good condition and repair, and marked for parking and traffic flow; keep all common areas free of refuse and obstruction and free of snow and ice; and keep all common areas adequately lighted at all times. Landlord reserves the right to delegate its common area maintenance obligation (as defined herein) to another tenant in the Shopping Center acceptable to Tenant, on terms reasonably acceptable to Tenant, and Tenant agrees to reimburse Landlord monthly for any such charges incurred by Landlord. Landlord will furnish, or cause to be furnished, to Tenant, copies of invoices or other underlying documents evidencing such charges, at least semi-annually, and with an annual reconciliation of Tenant's overpayment or underpayment for such services.
Tenant hereby consents to delegation to Price Chopper of Landlord's maintenance obligation.

         (b) For purposes of this section, the term "common area maintenance" shall not be deemed to include (i) any expenditures for capital equipment or improvements ("capital equipment and improvements," for the purpose hereof, being defined to mean those items which may be depreciated for federal income tax purposes and not deducted as an expense in the year purchased); (ii) any depreciation of capital equipment or improvements; (iii) any cost or expenses associated with the maintenance of any enclosed "mall" or interior common areas;
(iv) any charges for Price Chopper's executive or management personnel; or (v) any charges for administration or overhead or for the maintenance of Price Chopper's offices, except that Price Shopper may add to the cost of maintaining the parking areas and common facilities an administrative fee equal to fifteen percent (15%) of such cost.

                 ARTICLE VI.  TENANT'S COVENANTS

         6.01 Utilities. Tenant agrees to pay all charges for heat, air conditioning, water, gas, electricity and any other utilities used by the demised premises. An appropriate allocation, as agreed between Landlord and Tenant, shall be made if any of the foregoing shall not be separately metered and/or supplied. If a charge shall be made from time to time by the public authority having jurisdiction for the use of the sanitary sewer system and/or for the use of the storm sewer system, Tenant shall pay its prorata share thereof.

         6.02 Tenant's obligation to Repair. Subject to Landlord's obligations in Article V, Tenant agrees that it will during the term of this Lease make all necessary repairs, replacements and alterations to the demised premises which may be necessary to maintain the same in good repair and condition or which may be required by any laws, ordinances, regulations or requirements of any public authorities having jurisdiction. Tenant agrees that all construction, repairs and installations done by it will be done in a workmanlike manner and in accordance with the laws, ordinances and regulations of all public authorities and all insurance inspection or rating bureaus having jurisdiction. Tenant agrees that it will repair any and all damage caused to the demised premises by or resulting from any repairs made by the Tenant. Tenant agrees that it will procure all necessary permits, licenses, consents and approvals before making any repairs or installations during the Lease Term. Tenant agrees to pay promptly when due all charges for labor and materials in connection with any work done by Tenant upon the demised premises, so that the demised premises will at all times be free of liens. Tenant agrees to save Landlord harmless from, and indemnify Landlord against, any and all claims for injury, loss or damage to person or property caused by or resulting from the doing of any such work. Subject to Section 1.04, Tenant agrees that it will upon the expiration or other termination of the term of this Lease remove its property and that of all persons claiming under it and will yield up peaceably to Landlord the demised premises, broom clean and in good repair and condition.

         6.03 Signs. Tenant may erect or install (1) one or more signs on the exterior of the demised premises, (2) one or more signs identifying Tenant in the interior of the Price Chopper Supermarket, to be located on the common wall shared by such premises and Tenant's premises, and elsewhere within the Price Chopper Supermarket as Tenant and Price Chopper may agree upon, (3) window signs customary in banking offices, (4) signs listing days and hours of operation, the availability of an ATM on the premises, Tenant's membership in the Federal Deposit Insurance Corporation fund and other advertising material permitted to banks or financial service providers, and (5) interior or exterior signs advertising the availability of financial services or products at the demised premises, from any third party licensee of Tenant. Except for the foregoing, no sign, symbol, advertisement, neon light, other light or other object or thing visible to public view on the exterior of the demised premises may be installed or maintained by Tenant upon the demised premises without the prior written approval of Landlord, which approval may not be unreasonably withheld. All interior or exterior signs erected by Tenant or any party claiming under Tenant shall comply with all applicable laws, rules and regulations. Landlord shall permit Tenant to install and maintain a sign panel upon any pylon sign or similar sign at the entrance to the Shopping Center parking lot, at Tenant's expense and otherwise in accordance with the provisions hereof. Tenant's rights to erect signs hereunder are subject to the provisions of the Lease Agreement between Landlord and Price Chopper and Tenant's License Agreement with Price Chopper.

         6.04 Substantial Repairs or Renovations; Landlord Consent. Tenant agrees that during the Lease term neither it nor anyone claiming under it will make any installations, alterations, additions or improvements to or upon the demised premises which involve the structure or any structural component of the demised premises or which shall have an anticipated cost in excess of Twenty-Five Thousand Dollars ($25,000) without the prior written approval of Landlord, which approval may not be unreasonably withheld. Except as otherwise contemplated in Section 1.04, all installations, alterations, additions and improvements made to or upon the demised premises, made by Tenant shall be deemed part of the demised premises, and upon the expiration or other termination of the term of this Lease shall be surrendered with the demised premises as a part thereof.

         6.05 Tenant's Property Insurance. Tenant shall keep the demised premises insured, at its own cost and expense, against loss due to fire and the usual extended coverage casualties as well as against loss due to flood if the demised premises in whole or in part lies within the 100-year floodplain. In addition, Tenant shall keep all personal property of Tenant and all leasehold improvements made by Tenant fully insured, by well-rated insurance companies licensed to issue such policies in the state of Vermont naming Tenant and (with respect to leasehold improvements) Landlord, as insureds as their interests may appear. Tenant shall deliver to Landlord a Certificate of Insurance, relating to leasehold improvements, at least fifteen (15) days prior to the commencement of the term of this Lease, and each renewal policy, or certificate thereof, at least fifteen (15) days prior to the expiration of the policy it renews. Any policy naming Landlord as an additional insured shall provide that it may not be cancelled without thirty (30) days prior written notice to Landlord.

         6.06 Rules and Regulations. Tenant will observe and comply with, and will cause its subtenants and concessionaires, and its and their employees and agents, to observe and comply with reasonable Shopping Center rules and regulations, if any, from time to time promulgated by Landlord for the benefit of the entire Shopping Center. However, neither Tenant nor anyone claiming under it shall be bound by any such rules and regulations until such time as Tenant receives a copy thereof, and Landlord agrees to enforce such rules and regulations uniformly.

         6.07 Security and Fire Prevention Devices. Tenant agrees to supply and maintain in the demised premises at its own expense, any security, alarm and fire prevention equipment required pursuant to any law, ordinance, regulation or requirement of any public authority or insurance inspection or rating bureau or similar organization having jurisdiction.


                 ARTICLE VII.  INDEMNITY AND INSURANCE

         7.01 Tenant's Indemnification. Tenant agrees to save Landlord harmless from, and indemnify Landlord against, any and all injury, loss or damage, and any and all claims therefor, of whatever nature caused by or resulting from any act, omission or negligence of Tenant or Tenant's subtenants, agents, employees, licensees, invitees or contractors. This indemnity shall be deemed to include indemnity against all costs, expenses and liabilities incurred in connection with any such injury, loss or damage or any such claim, or any proceeding brought thereon or in the defense thereof. This provision shall not be construed to make Tenant responsible for any loss, damage, liability or expense resulting from injuries to the persons or property of any third parties caused by any act, omission or negligence of Landlord or of any tenants or subtenants occupying any other part of the Shopping Center or any of their respective subtenants, contractors, licensees, agents, employees, or invitees.

         7.02 Tenant's Liability Insurance. Tenant shall maintain general comprehensive public liability insurance with respect to the demised premises and its appurtenances, issued by a well-rated insurance company licensed to issue such policies in the state of Vermont, in amounts of not less than One Million Dollars ($1,000,000) combined single limit with respect to personal injuries suffered in any one accident and not less than Five Hundred Thousand Dollars ($500,000) with respect to damage to property. Such policy of insurance will name Landlord as an additional insured, as its interests may appear.
Tenant may maintain such insurance under a blanket policy affecting the demised premises and other premises of Tenant or any business organization affiliated with Tenant. Tenant shall deliver to Landlord a Certificate of Insurance relating to such coverage at least fifteen (15) days prior to commencement of the term of this Lease, and a Certificate of Insurance relating to renewal of coverage, at least fifteen (15) days prior to any expiration date of such policy. Tenant's public liability insurance policy shall provide that it may not be cancelled without thirty (30) days prior written notice to Landlord.

         7.03 Landlord's Indemnification. Landlord agrees to save Tenant harmless from, and indemnify Tenant against, any and all injury, loss or damage, and any and all claims therefor, of whatever nature caused by or resulting from any act, omission or negligence of Landlord or Landlord's subtenants, agents, employees, licensees, invitees or contractors. This indemnity shall be deemed to include indemnity against all costs, expenses and liabilities incurred in connection with any such injury, loss or damage or any such claim, or any proceeding brought thereon or in the defense thereof. This provision shall not be construed to make Landlord responsible for any loss, damage, liability or expense resulting from injuries to the persons or property of any third parties caused by any act, omission or negligence of Tenant or of any tenant or subtenant occupying any other part of the Shopping Center, or any of their respective contractors, licensees, agents, employees, or invitees.

         7.04 Landlord's Insurance. Landlord shall maintain Lessor's risk only general comprehensive public liability insurance with respect to the Shopping Center (including the common areas and the demised premises), issued by a well-rated insurance company licensed to issue such policies in the State of Vermont, in amounts of not less than One Million Dollars ($1,000,000) combined single limit with respect to personal injuries suffered in any one occurrence and not less than Five Hundred Thousand Dollars ($500,000) with respect to damage to property. Such policy of insurance will name Tenant as an additional insured, as its interests may appear. Landlord may maintain such insurance under a blanket policy affecting the demised premises and other premises of Landlord or any business organization affiliated with Landlord. Landlord shall deliver to Tenant a Certificate of Insurance relating to such coverage at least fifteen
(15) days prior to commencement of the term of this Lease, and a Certificate of Insurance relating to renewal of coverage, at least fifteen (15) days prior to any expiration date of such policy. Landlord's public liability insurance policy shall provide that it may not be cancelled without thirty (30) days prior written notice to Tenant.


                ARTICLE VIII.  ACCESS TO PREMISES

         Landlord shall have the right to enter upon the demised premises or any part thereof, without charge, at all reasonable times during business hours, and in case of emergency at any time, to inspect the same, to show the demised premises to prospective purchasers or tenants, and to make or facilitate any repairs, alterations, additions or improvements to any part of the Shopping Center, including, without limitation, to install and maintain in, and remove from, the demised premises pipes, wires and other conduits. Any such entry shall be made at a time and in a manner which will minimize the disruption to Tenant's business, with due regard to maintaining the security of the premises, and under the supervision of an officer or designated agent of Tenant. No forcible entry shall be made by Landlord unless such entry shall be reasonably necessary to prevent serious injury, loss or damage to person or property. Landlord shall repair any damage to property of Tenant or anyone claiming under Tenant caused by or resulting from Landlord's making any such repairs, alterations, additions or improvements, except only such damage resulting from the making of repairs, alterations, additions or improvements by Landlord that shall have been necessitated by the default, fault or negligence of Tenant or anyone claiming under Tenant.

                 ARTICLE IX.  FIRE, FLOOD AND OTHER CASUALTY

         9.01 Damage or Destruction. If the demised premises shall be damaged or destroyed by fire, flood or other unavoidable casualty, then Tenant shall give notice thereof to Landlord, and, except as hereinafter otherwise provided, Landlord and Tenant shall each, within a reasonable time thereafter, repair or restore that portion of the demised premises that such party is responsible for repairing and maintaining under Articles V and VI of this Lease, to substantially the same condition they were in prior to the casualty. The parties shall cooperate and coordinate their respective repairs in order to restore the premises as expeditiously as possible to their previous condition.

         9.02 Substantial Destruction. Notwithstanding Section 9.01, it is agreed and understood that if the demised premises as a whole (taking into account both the portions of such premises required to be repaired by Landlord, as well as by Tenant) shall be damaged or destroyed as aforesaid to the extent of fifteen percent (15%) or more of its replacement cost, or if the demised premises shall be damaged or destroyed by fire, flood or other casualty so that they cannot reasonably be expected to be repaired and restored within three (3) months after the commencement of such repair and restoration, then Tenant, at its election, may terminate this Lease, without penalty, by giving written notice to Landlord within thirty (30) days after such damage or destruction. In the event of any termination of the term of this Lease pursuant to the provisions of this Article IX, the termination shall become effective on the fifteenth day after the giving of the notice of termination, and rent (including real estate taxes) shall be apportioned as of the time of such fire, flood or other casualty. If the demised premises shall be repaired or restored after damage or destruction, as contemplated in Section 9.01, during the period of such repair and reconstruction, a just proration of the rent according to the nature and extent of the injury to the demised premises shall be made, or rent shall be suspended or abated as appropriate in the circumstances, from the date of such damage or destruction until the demised premises shall be repaired or restored as aforesaid for the full use and occupancy of Tenant.

                       ARTICLE X. EMINENT DOMAIN

         10.01 Entire Premises. If prior to the expiration of the term of this Lease the whole of the demised premises shall be taken under the power of eminent domain, then the term of this Lease shall cease as of the time when Landlord shall be divested of its title in the demised premises and rent paid by Tenant in advance (including real estate taxes) shall be apportioned and adjusted as of the time of termination.

         10.02 Portion of Premises. If only a part of the demised premises shall be taken under the power of eminent domain, and if as a result thereof (i) the ground floor area of the demised premises shall be reduced by more than ten percent and the part remaining shall not be reasonably adequate for the operation of the business conducted in the demised premises prior to the taking, or (ii) more than twenty-five percent (25%) of the square footage of the parking areas of the Shopping Center shall be taken under the power of eminent domain, Tenant may terminate this Lease, without penalty, on thirty (30) days notice to Landlord. In the event of such taking and termination, the rent paid by Tenant up to the date of such termination shall be apportioned and adjusted as of the time of termination. If only a part of the demised premises shall be taken under the power of eminent domain and if the term of this Lease shall not be terminated as aforesaid, then the term of this Lease shall continue in full force and effect and Landlord shall, within a reasonable time after possession is required for public use, repair and rebuild what may remain of the demised premises so as to put the same into condition for use and occupancy by Tenant.
A just proportion of the rent according to the nature and extent of the injury to the demised premises shall be suspended or abated until what may remain of the demised premises shall be put into such condition by Landlord, and thereafter a just proportion of the rent according to the nature and extent of the part so taken shall be abated for the balance of the term of this Lease.

         10.03 Rights of Parties Inter Se. Landlord reserves to itself, and Tenant assigns to Landlord, all rights to damages for the value of the leasehold accruing on account of any taking under the power of eminent domain or by reason of any act of any public or quasi public authority for which damages are or may be payable. Tenant agrees to execute such instruments of assignment as may be reasonably required by Landlord in any proceeding for the recovery of such damages, and to turn over to Landlord any such damages that may be recovered in such proceeding. It is agreed and understood, however, that Landlord does not reserve to itself, and Tenant does not assign to Landlord, any damages payable for movable fixtures installed by Tenant at Tenant's sole cost, for relocation expenses of Tenant or for the cost to Tenant of Tenant's Work (other than Tenant's Allowance) or other leasehold improvements to the demised premises made and paid for by Tenant.

                      ARTICLE XI.  TENANT'S DEFAULT

         11.01 Events of Default; Remedies. (1) If Tenant shall default in the payment of rent and shall fail to cure said default within five (5) days after the due date of such payment, or (2) if Tenant shall default in the performance or observance of any other material agreement or condition on its part to be performed or observed hereunder and if Tenant shall fail to cure said default within thirty (30) days after Landlord shall have given written notice thereof to Tenant, or (3) if any person shall levy upon, or take this leasehold interest or any part thereof, upon execution, attachment or other process of law, or (4) if Tenant shall make an assignment of its property for the benefit of creditors, or (5) if Tenant shall be declared bankrupt or insolvent according to law, or
(6) if any bankruptcy or insolvency proceedings shall be commenced by or against Tenant, or (7) if a receiver, trustee or assignee shall be appointed for whole or any part of Tenant's property, then, in any of such cases, Landlord lawfully may, immediately or at any time thereafter, and without any further notice or demand, enter into and upon the demised premises, by force or otherwise, and hold the demised premises as if this Lease had not been made, and expel Tenant and those claiming under it and remove its or their property (forcibly if necessary), without being taken or deemed to be guilty in any manner of trespass (or Landlord may send written notice to Tenant of the termination of this Lease), and upon entry as aforesaid (or in the event that Landlord shall send to Tenant notice of termination as above provided, on the fifth (5th) day next following the date of the sending of the notice), the Lease shall terminate.
The parties acknowledge that, notwithstanding the foregoing, Landlord's remedies under this Section 11.01 may be limited by applicable laws governing the insolvency, liquidation or receivership of financial institutions.

         11.02 Pavement of Remaining Rent. Tenant covenants that in case of a termination of this Lease pursuant to this Article XI, Tenant will during the remainder of the original term, and of any extension thereof which has been properly exercised hereunder prior to the occurrence of such termination, pay to Landlord on the last day of each calendar month the difference, if any, between the rental which would have been due for such month had there been no such termination and the sum of the amount being received by Landlord as rent from occupants of the premises, if any, and if none, the entire amount of rent which would have been due hereunder for such month in the absence of such termination. The Landlord shall make all reasonable, good faith efforts to secure one or more replacement tenants for the demised premises, at a rental equal to the then prevailing local rate for similar premises. In addition, Tenant agrees to pay to Landlord, as damages for any above described breach, all reasonable costs of reletting the premises including real estate commissions and costs of renovating the premises to suit the new tenant.

              ARTICLE XII.  SUBORDINATION TO MORTGAGES, ETC.

         12.01 Subordination. Tenant agrees that upon the request of Landlord it will subordinate this Lease to any present or future mortgage(s) upon the demised premises or property of which the demised premises are a part, irrespective of the time of execution or recording of any such mortgage(s). Tenant agrees that it will upon the request of Landlord execute, acknowledge and deliver any and all instruments deemed by Landlord necessary or desirable to give effect to or notice of such subordination. The word "mortgage" as used herein includes mortgages, deeds of trust or other similar instruments, and modifications, consolidations, extensions, renewals, replacements and substitutes thereof. Whether the lien of any mortgage upon the demised premises of any property of which the demised premises are a part shall be superior or subordinate to this Lease, Tenant agrees that it will, upon request, attorney to the holder of such mortgage or any one claiming under such holder and their respective successors and assigns in the event of foreclosure of or similar action taken under such mortgage.

         12.02 Non-Disturbance. Notwithstanding the foregoing, Tenant's obligation to subordinate this Lease to any mortgages, and to attorney to any such party, is subject to the condition precedent that the holder of such mortgage, or anyone claiming under such holder execute and deliver to the Tenant an agreement not to disturb the Tenant's possession in the event of any foreclosure action against Landlord, or otherwise as long as the Tenant is not in default with respect to any of the material covenants or conditions of the Lease to be performed and observed by the Tenant.

         12.03 Certificates. After the commencement of the term of this Lease and within five (5) days after written request therefor or by either party hereto, the other party agrees to deliver to the requesting party and/or to any mortgagee, or any regulatory authority having jurisdiction in the matter, a certificate stating: for Tenant, that Tenant has entered into occupancy of the demised premises in accordance with the provisions of this Lease; and for both parties, that this Lease is in full force and effect, and any other information reasonably requested.

                        ARTICLE XIII.  ASSIGNMENT

         13.01 Assignment, etc. Prohibited. Tenant agrees that it will not assign, mortgage, pledge or otherwise encumber this Lease or any interest herein, or sublet the whole or any part of the demised premises, or permit the demised premises to be occupied or used by anyone other than Tenant, without obtaining on each occasion the written consent of Landlord, which consent shall not be unreasonably withheld and Landlord's mortgagee, if any. Landlord shall not refuse to consent to any assignment or subletting of the premises solely on the basis that the proposed use by the assignee or subtenant is not within the Permitted Uses described in Section 4.01, so long as (i) such proposed uses do not conflict with the terms of the Lease Agreement between the Landlord and Price Chopper Operating Company of Vermont, Inc., executed on August 26, 1994, as amended, and (ii) such proposed uses are not inconsistent with the uses generally made of Shopping Centers of comparable size in Northern New England.

         13.02 Tenant to Remain Liable. The granting by Tenant of concessions or licenses to any third party vendor(s) of financial products or services in the demised premises shall not be prohibited deemed under Section 13.01 and no consent of Landlord thereto shall be required. Notwithstanding any assignment of Tenant's interest in this Lease or any subletting of the whole or any part of the demised premises, and unless Landlord shall otherwise consent in writing, Tenant named herein shall remain fully, primarily and unconditionally liable under this Lease and shall not thereby be released from the performance and observance of all the agreements and conditions on the part of Tenant to be performed hereunder.

                    ARTICLE XIV.  HOLDING OVER

         If Tenant or anyone claiming under Tenant shall remain in possession of the demised premises or any part thereof after the expiration of the term of this Lease without any agreement in writing between Landlord and Tenant with respect thereto, the person remaining in possession shall prior to acceptance of rent by Landlord be deemed a tenant at sufferance, and after acceptance of rent by Landlord, a tenant at will, subject to the provisions of this Lease insofar as the same may be made applicable to a month-to-month tenancy at will.

                  ARTICLE XV.  WAIVERS AND CONSENTS

         15.01 Waivers and Consents. Failure of either party to complain of any act or omission on the part of the other party, no matter how long the same may continue, shall not be deemed to be a waiver by said party of any of its rights hereunder. No waiver by either party at any time, express or implied, of any breach of any provisions of this Lease shall be deemed a waiver of a breach of any other provision of this Lease or a consent to any subsequent breach of the same or any other provision. If any action by either party shall require the consent or approval of the other party, the other party's consent to or approval of such action on any one occasion shall not be deemed a consent to or approval of said action on any subsequent occasion or a consent to or approval of any other action on the same or any subsequent occasion. Waivers or consents hereunder shall not be unreasonably withheld.

         15.02 Remedies. Except as otherwise provided in this Lease, any and all rights and remedies which either party may have under this Lease or by operation of law, either at law or in equity, upon any breach, shall be distinct, separate and cumulative and shall not be deemed inconsistent with each other; and no one of them, whether exercised by said party or not, shall be deemed to be in exclusion of any other, and any two or more or all of such rights and remedies may be exercised at the same time. Without limiting the generality of the foregoing, if any restriction contained in this Lease for the benefit of either party shall be violated, said party, without waiving any claim for breach of agreement against the other party, may bring such proceedings as it may deem necessary, either at law or in equity, in its own name or in the name of the other party, against the person violating said restriction. It is agreed that if at any time a dispute shall arise as to any amount or sum of money to be paid by one party to the other under the provisions hereof, the party against whom the obligation to pay the money is asserted shall have the right to make payment "under protest" and such payment shall not be regarded as a voluntary payment and there shall survive the right on the part of said party to institute suit for the recovery of such sum, and if at any time a dispute shall arise between the parties hereto as to any obligation to perform work or to provide a service, the party against whom the obligation is asserted may perform such work or provide such service and pay the cost thereof "under protest" and such action shall in no event be regarded as a voluntary performance, and there shall survive the right on the part of said party to institute suit for the recovery of the cost of such work, and, if it shall be adjudged that there was no legal obligation on the part of said party to perform or provide the same or any part thereof, said party shall be entitled to recover the cost of so much thereof as said party was not legally required to perform or provide under the provisions of this Lease.

                  ARTICLE XVI.  QUIET ENJOYMENT

         Landlord agrees that upon Tenant's paying the rent and performing and observing all material agreements, conditions and other provisions of this Lease on its part to be performed and observed, Tenant shall and may peaceably and quietly have, hold and enjoy the demised premises during the term of this Lease without any manner of hindrance or molestation from Landlord or anyone lawfully claiming under Landlord. In connection herewith, Landlord represents and warrants to Tenant that Landlord owns the Shopping Center in fee simple, subject to encumbrances of record including those disclosed on Exhibit C hereto.

                ARTICLE XVII.  FAILURE OF PERFORMANCE

         17.01 Tenant's Failure. If Tenant shall default in the performance or observance of any material agreement or condition in this Lease contained on its part to be performed or observed, other than an obligation to pay money, and shall not cure such default within thirty (30) days after notice from Landlord specifying the default, Landlord may, at its option, without waiving any claim for damages for breach of agreement, at any time thereafter cure such default for the account of Tenant, and any amount paid or any contractual liability incurred by Landlord in so doing shall be deemed paid or incurred for the account of Tenant, and Tenant agrees to reimburse Landlord promptly therefor or save Landlord harmless therefrom. Landlord may cure any such default as aforesaid prior to the expiration of said waiting period, but after notice to Tenant, if the curing of such default prior to the expiration of the waiting period is reasonably necessary to protect the real estate or Landlord's interest therein or to prevent serious injury or damage to persons or property. If Tenant shall fail to reimburse Landlord upon demand for any amount paid for the account of Tenant hereunder, such amount shall be added to and become due as a part of the next payment of rent due hereunder.

         17.02 Landlord's Failure. Tenant shall have a similar right of "self-help," exercisable in the manner and subject to the same time periods as provided in subsection 17.01 above, in the event that Landlord shall fail to pay any tax or other charge the failure to pay which would result in a lien upon the demised premises prior in lien to the lien of this Lease or otherwise impair Tenant's rights under the Lease, or if Landlord shall fail to perform any obligation imposed upon Landlord under this Lease, including Landlord's obligations of repair and maintenance under Article V. Any amount expended by Tenant pursuant to this Section may be deducted from the next payment(s) of rent due Landlord hereunder.

         17.03 Payment of Certain Expenses. If Landlord shall commence legal proceedings against Tenant on account of a default by Tenant in the performance or observance of any material agreement or condition in this Lease contained on the part of Tenant to be performed or observed, in addition to all other amounts payable by Tenant under this Lease, Tenant shall pay to Landlord the costs and expenses, including without limitation, attorneys' fees, incurred by Landlord in connection with any such proceedings which shall be finally adjudicated in favor of Landlord. Similarly, Landlord shall pay to Tenant the cost and expenses, including without limitation, attorneys' fees, incurred by Tenant in connection with any legal proceedings brought by Tenant against Landlord which shall be finally adjudicated in favor of Tenant.

                 ARTICLE XVIII.  HAZARDOUS SUBSTANCES

         18.01 Definitions. For the purposes of this Lease, the expression "Hazardous Substance" shall mean any hazardous, toxic or dangerous waste, substance, material, smoke, gas or particulate matter, as from time to time defined by or for purposes of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. 9061 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. 6901 et seq., as amended, the Hazardous Material Transportation Act, 49 U.S.C. 1802, the Toxic Substances Act, 15 U.S.C. 2601 et seq., the Vermont Waste Management Act, 10 V.S.A. Chapter 159 and/or any law referred to as of the date hereof as "superfund" or "super lien" or hazardous or toxic waste law or the like, or any successor to such laws, or any other federal, state or local environmental, health or safety statute, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards concerning or in connection with hazardous, toxic or dangerous wastes, substances, material, gas or particulate matter, as now or at any time hereafter in effect (collectively, the "Environmental Laws").

         18.02 Restrictions. Neither Landlord nor Tenant shall cause or permit any Hazardous Substance to be brought upon, kept, stored or used in or about the Shopping Center premises except, with respect to Tenant, for such Hazardous Substances as may be necessary in the regular course of Tenant's business. Any Hazardous Substance permitted on the demised premises, and all containers therefor, shall be used, kept, stored and disposed of in a manner that strictly complies with all applicable provisions of the Environmental Laws. Landlord and Tenant each agrees to pay all fees, costs and penalties assessed against it by any governmental authority, including the Vermont Agency of Natural Resources and the United States Environmental Protection Agency, relating to such party's handling, use, generation, treatment, storage, transportation or disposal of Hazardous Substances in or upon the demised premises. Landlord and Tenant shall each remove or cause to be removed, in accordance with all Environmental Laws, all Hazardous Substances placed by them on the Shopping Center premises, including, but limited to, all spent cleaning solvents from the Shopping Center premises immediately after such Hazardous Substances cease to be required for use by such party.

         18.03 Discharge. Neither Landlord nor Tenant shall discharge, leak or emit or permit to be discharged, leaked or emitted, into the atmosphere, ground, sewer system or any body of water or otherwise, in or about the Shopping Center premises any Hazardous Substance or any other material which does or may pollute or contaminate the same, or may materially and adversely affect (i) the health, welfare or safety of persons, whether located on the demised premises or elsewhere in or upon the Shopping Center premises, or (ii) the condition, use, or enjoyment of the demised premises or any other portion of the Shopping Center. In the event any Hazardous Substances escape or seep or are emitted, discharged, disposed or released into or upon the Shopping Center premises in violation of this covenant, the party responsible shall immediately contain and remove the same, in strict compliance with all Environmental Laws.

         18.04 Copies of Notices. Each party shall immediately provide the other with copies of all notices, including, without limitation, all notices of violations and notices of responsibility or demand for action received from any federal, state or local authority or official in connection with Hazardous Substances in or upon the demised premises or any other portion of the Shopping Center.

         18.05 Site Assessments. Landlord, in its sole discretion and with reasonable notice to Tenant, may at any time and from time to time cause one or more environmental site assessments of the demised premises to be undertaken. Environmental site assessments may include a detailed visual inspection of the demised premises, including, without limitation, all storage areas, storage tanks, drains, dry wells and leaching areas, as well as the taking of soil samples, surface water samples and ground water samples, and such other investigation or analysis as Landlord may reasonably require. Unless there shall have been a discharge or other release of Hazardous Substances caused by Tenant, the cost of any such assessment shall be borne by Landlord. Access to the demised premises in connection with any site assessment will be made with due regard to maintaining the security of the premises and under the supervision of an agent or officer of Tenant.

         18.06 Similar Covenants. Landlord agrees to obtain from each other tenant of premises within the Shopping Center environmental covenants substantially equivalent in scope to those contained in this Article XVIII.

         18.07 Bulk Storage Tanks. Tenant shall be responsible for installation, maintenance and repair of any underground fuel storage tanks included in Tenant's Work, for compliance with all notification, filing or other legal requirements relating thereto, and for any damage caused by malfunction or leakage of such tanks. Except as expressly provided in the preceding sentence, Landlord shall be responsible for the installation, maintenance and repair of any underground fuel storage tanks relating to the Shopping Center premises, for compliance with all notification, filing or other legal requirements relating thereto and for any damage caused by malfunction or leakage of such tanks.

         18.08 Indemnification by Tenant. Tenant agrees to hold harmless, defend and indemnify Landlord from and against any and all loss, damage, cost, liability, penalty, fine, settlement or expense (including reasonable attorneys' and consultants' fees and court costs) relating to personal, property or economic injury arising from a violation under the Environmental Laws by Tenant or arising from a failure by Tenant to comply with the provisions of this
Article XVIII. The provisions of this Section 18.08 shall be in addition to any other obligations and liabilities Tenant may have to Landlord at law or equity and shall survive the transactions contemplated herein and shall survive the expiration or earlier termination of this Lease.

         18.09 Indemnification by Landlord. Landlord has delivered to Tenant copies of the site reports of the Shopping Center prepared by Griffin International, Inc. Landlord agrees to hold harmless, defend and indemnify Tenant from and against any and all loss, damage, cost, liability, penalty, fine, settlement or expense (including reasonable attorneys' and consultants' fees and court costs) relating to personal, property or economic injury arising from any existing or future violation of any of the Environmental Laws by Landlord or by any other tenant of the Shopping Center, or other person directly or indirectly claiming under Landlord. The provisions of this Section 18.09 shall be in addition to any other obligations and liabilities Landlord may have to Tenant at law or equity and shall survive the transactions contemplated herein and shall survive the expiration or earlier termination of this Lease.

                   ARTICLE XIX.  MISCELLANEOUS

         19.01 Binding Effect. The words "Landlord" and "Tenant" and the pronouns referring thereto, as used in this Lease, shall mean, where the context requires or admits, the persons named herein as Landlord and as Tenant, respectively, and their respective heirs, legal representatives, successors and assigns, irrespective of whether singular or plural, masculine, feminine or neuter. The provisions of this Lease shall be binding upon, and inure to the benefit of, Landlord and Tenant and their respective successors and assigns.

         19.02 Severability. If any provisions of this Lease shall be determined to be void by any court of competent jurisdiction such determination shall not affect any other provisions of this Lease, all of which other provisions shall remain in full force and effect. It is the intention of the parties hereto that if any provision of this Lease is capable of two constructions one of which would render the provision void and the other of which would render the provision valid, the provision shall have the meaning which renders it valid.

         19.03 Entire Agreement; Modification. This instrument contains the entire and only agreement between the parties with respect to the subject matter hereof, and no oral statements or representations or prior written matter not contained in this instrument shall have any force or effect. This Lease may not be modified in any way except by a writing subscribed by both parties.

         19.04 Delays. In any case where either party hereto is required to do any act, delays caused by or resulting from Act of God, war, civil commotion, fire or other casualty, labor difficulties, shortages of labor, materials or equipment, government regulations or other causes beyond such party's reasonable control shall not be counted in determining the time during which such work shall be completed, whether such time be designated by a fixed date, a fixed time or a "reasonable time." In any case where work is to be paid for out of insurance proceeds or condemnation awards, due allowance shall be made, both to the party required to perform such work and to the party required to make such payment, for delays in collection of such proceeds and awards.

         19.05 Notices. All notices and other communications authorized or required hereunder shall be in writing and shall be given by hand delivery or mailing the same by certified or registered mail, return receipt requested, postage prepaid. If given to Tenant, the same shall be mailed to Tenant at P.O. Box 259, Derby, VT 05829, Attn: President, or to such other address as Tenant may hereafter designate by written notice to Landlord; if given to Landlord the same shall be mailed to Landlord at 20 Hastings Street, St. Johnsbury, VT 05819,
Attn: President, or to such other person or at such other address as Landlord may hereafter designate by written notice to Tenant.

         19.06 Section Headings. The section and subsection headings for the various provisions of this Lease are used only as a matter of convenience for reference, and are not to be considered a part of this Lease or to be used in determining the intent of the parties to this Lease.

         19.07 Waiver of Subrogation. Landlord and Tenant hereby release each other, to the extent of their respective insurance coverages, from any and all liability for any loss or damage caused by fire, flood, any of the extended coverage casualties, or other casualties insured against, even if such fire, flood or other casualty shall be brought about by the fault or negligence of the party benefitted by the release, or by its agents, employees or invitees; provided, however, this release shall be in force and effect only with respect to loss or damage occurring during such time as the policies of fire, extended coverage and other insurance maintained by the releasing party shall contain a clause to the effect that such release shall not affect said policies or the right of releasing party to recover thereunder. Landlord and Tenant each agree that their respective fire, flood, extended coverage and other insurance policies will include such a clause so long as the same is obtainable and includable without extra cost, or if extra cost is chargeable therefor, so long as the party benefitted by such clause pays such extra cost. If cost is chargeable therefor, the party maintaining such insurance will so advise the other party of the amount of such charge. The other party, at its election, may pay the same, but shall not be obligated to do so.

         19.08 Costs. Wherever in this Lease provision is made for the doing of any act by any person it is understood and agreed that such act shall be done by such person at its own cost and expense, unless a contrary intent is expressed.

         19.09 Brokers. Landlord and Tenant each hereby represents and warrants to the other that it has dealt with no broker in connection with this Lease and there are no brokerage commissions or other finders' fees in connection herewith and each party agrees to hold the other harmless from, and indemnified against, all loss or damage (including, without limitation, the cost of defending same) arising from any claim by any broker claiming to have dealt with such indemnifying party.

         19.10 Short Form Lease. At the request of either party, after the commencement of the term of this Lease, Landlord and Tenant shall execute an instrument in recordable form setting forth the terms of this Lease, the commencement and expiration dates, renewal periods and such other information as is necessary to constitute a short form lease, and such instrument shall be recorded in the St. Johnsbury Land Records.

         IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease Agreement to be executed as a sealed instrument as of the date first above written.

WITNESS:                           LANDLORD:
                                   MURPHY REALTY COMPANY, INC.

/s/ James G. Wheeler Jr.           By: /s/ Peter J. Murphy
/s/ Denise J. Deschenes                Peter J. Murphy, President


                                  TENANT:
                                  COMMUNITY NATIONAL BANK

                                  By: /s/ Richard C. White
                                      Richard C. White, President

State of Vermont
County of Caledonia,

         At St. Johnsbury, this 27th day of April, 1995, personally appeared Peter J. Murphy, President of Murphy Realty Company, Inc., to me known, and subscribed to the foregoing instrument as representing his free act and deed, and the free act and deed of Murphy Realty Company, Inc.

                              Before me: /s/ Denise J. Deschenes
                                             Notary Public

                              My commission expires: 2/10/99

State of Vermont
County of Caledonia

         At St. Johnsbury, this 27th day April, 1995, personally appeared Richard C. White, President of Community National Bank, to me known, and subscribed to the foregoing instrument as representing his free act and deed. and the free act and deed of Community National Bank.

                              Before me: /s/ Denise J. Deschenes
                                             Notary Public

                              My commission expires: 2/10/99